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                                                                     EXHIBIT 3.3

                      FIRST AMENDMENT TO COMPOSITE BY-LAWS
                                       OF
                               ORIOLE HOMES CORP.
                               DATED APRIL 2, 2002

         At a duly convened meeting of the Board of Directors (the "Board") of Oriole Homes Corp. (the "Corporation") held on April 2, 2002, the Board adopted the following amendment to the Corporation's Composite By-Laws through February 29, 1992 ("By-Laws") pursuant to Article XXIV of the By-Laws.

         A. Article III, Section 2 of the By-Laws is amended in its entirety to read as follows:

                  2. ANNUAL MEETINGS. The annual meeting of the shareholders of the Corporation for the election of Directors and for the transaction of such other business as may properly come before such meeting shall be held on a day and at a time and place designated from time to time by the Board of Directors, provided, however, that there shall be an annual meeting every calendar year.

         B. All other provisions of the By-Laws remain in full force and effect.



/s/ HARRY LEVY                              /s/ RICHARD LEVY
--------------------------------------      ----------------------------------
Harry Levy, Vice-Chairman of the Board      Richard Levy, Chairman of the Board
and Secretary